                                                          Is this the last filing
Series Number                 Series Name                 for the series? (Y or N)
-------------  ------------------------------------------ ------------------------
100.           TRANSAMERICA VOYA LARGE CAP GROWTH VP                 Y

101.           TRANSAMERICA VOYA LIMITED MATURITY BOND VP            N

102.           TRANSAMERICA VOYA MID CAP OPPORTUNITIES VP            N

103.           TRANSAMERICA VOYA MODERATE GROWTH ALLOC VP            Y

104.           TRANSAMERICA MULTI-MANAGER ALTER STRAT VP             N

105.           TRANSAMERICA BR GLB ALLOC MAN RISK GR VP              N

106.           TRANSAMERICA BR GLB ALLOC MAN RISK BAL VP             N

107.           TRANSAMERICA AMERICAN FUNDS MAN RISK VP               N